Exhibit 99.1

PRESS RELEASE

Cool Holdings, Inc. Announces Acquisition of

Apple Boutique Store Retail Chain

in the Dominican Republic

Expands OneClick Chain to 16 Stores

MIAMI, August 20, 2018 – Cool Holdings, Inc. (NASDAQ: AWSM) today announced that it has expanded its Apple® partnership by completing the acquisition of a chain of seven OneClick® retail stores in the Dominican Republic.  OneClick® is a certified Apple® partner and authorized reseller of Apple® products and other high-profile accessory brands.  The acquisition resulted from the exercise of an Option Agreement negotiated as part of the Merger with Cooltech Holding Corp. (“Cooltech”) which closed March 12, 2018. As outlined in the Option Agreement, as amended, consideration for the option exercise consists of $4.3 million plus 625,077 shares of Cool Holdings common stock issuable to the shareholders of Cooltech at the time of the Merger.  The $4.3 million of cash consideration consists of $3.7 million of cash previously advanced to the seller, the repayment obligation of which was cancelled, and the assumption by Cool Holdings of $600,000 of debt, which is due in installments in October 2018 and April 2019.  All of the common stock issuable in connection with the option exercise will be “restricted securities,” as defined in Rule 144(a)(3), promulgated under the Securities Act of 1933.

Commenting on the acquisition, Mauricio Diaz, Chief Executive Officer of Cool Holdings, stated: “The acquisition of the Dominican Republic stores has been contemplated for some time, and we are pleased to finally complete the transaction.  This now brings our total store count to 16, including the 7 new stores in the Dominican Republic, our 6 stores in Argentina and 3 stores in Florida.  OneClick in the Dominican Republic has the first ever APR (Apple® Premium reseller) as its flagship store in Agora Mall in Santo Domingo. In addition, Galeria 360 in Santo Domingo and Blue Mall in Punta Cana have undergone a thorough remodeling process to become the first AAR (Apple® Authorized Reseller Monobrand) stores in the Dominican Republic.  The remaining 4 stores (Blue Mall, Sambil and Piantini in Santo Domingo, and Santiago de los Caballeros) will be remodeled in the upcoming months. Through this acquisition we expect to leverage our resources, expertise and management talent to grow our revenue base as we work to drive our Company to profitability.”

The Company notes that following the issuance of the shares of common stock under the transaction, it will have 7,086,743 common shares outstanding.  The Company further notes that it erroneously stated its outstanding share capital in a previous press release dated August 16, 2018, which this press release corrects.

About Cool Holdings, Inc.

Cool Holdings is a Miami-based company focused on premium retail brands.  It is currently comprised of OneClick®, a chain of retail stores and an authorized reseller under the Apple®

Premier Partner, APR (Apple® Premium Reseller) and AAR MB (Apple® Authorized Reseller Mono-Brand) programs; Cooltech Distribution, an authorized distributor to the OneClick® stores and other resellers of Apple® products and other high-profile consumer electronic brands; and verykool®,  a brand of wireless handsets, tablets and related products the Company sells to carriers, distributors and retailers in Latin America. Additional information can be found on its website at www.coolholdings.com.

Forward-looking and cautionary statements

Forward-looking statements in this press release and all other statements that are not historical facts are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, including those related to expansion of our stores in various geographic regions, optimization of inventory levels, increases in sales and profitability, deleveraging our balance sheet, acquisitions, and continuation of our license agreements with Apple®, involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements, including actions by third parties, such as Apple®. These factors include, but are not limited to, risks arising from prevailing market conditions and the impact of general economic industry or political conditions in the United States or globally. A list and description of these and other risk factors can be found in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which can be reviewed at www.sec.gov. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

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Contact:

Vernon A. LoForti
vern.loforti@infosonics.com
858-373-1675

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